UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 13, 2010
METLIFE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-15787	13-4075851

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Park Avenue, New York, New York	10166-0188

(Address of Principal Executive Offices)	(Zip Code)
212-578-2211

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events.
The Patient Protection and Affordable Care Act, signed into law on March 23, 2010, and The Health Care and Education Reconciliation Act of 2010, signed into law on March 30, 2010 (together, the “Act”), reduce the tax deduction available to MetLife, Inc. (the “Company” or “MetLife”) for retiree health care costs. The federal government currently provides a subsidy, on a tax-free basis, to companies, including the Company and its subsidiaries, that provide certain retiree prescription drug benefits (the “Medicare Part D subsidy”). The Act reduces the tax deductibility of retiree health care costs to the extent of any Medicare Part D subsidy received beginning in 2013.
Because the deductibility of future retiree health care costs is reflected in the Company’s financial statements, the entire future impact of this change in law must be recorded as a charge in the period in which the legislation was enacted. Therefore, in order to reflect the increase in taxes due to this change in law, the Company will incur a non-cash charge for the reduction of deferred tax assets in an amount of approximately $75 million in the quarter ending March 31, 2010. The charge will reduce net income, as determined under generally accepted accounting principles in the United States of America (“GAAP”), and also will reduce operating earnings.
The Company uses operating earnings, which does not equate to income (loss) from continuing operations, net of income tax or net income (loss) as determined in accordance with GAAP, to analyze its performance, evaluate segment performance, and allocate resources. Operating earnings is also a measure by which MetLife’s senior management’s and many other employees’ performance is evaluated for the purposes of determining their compensation under applicable compensation plans. MetLife believes the presentation of operating earnings, as MetLife measures it for management purposes, enhances the understanding of its performance by highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings should not be viewed as a substitute for GAAP income (loss) from continuing operations, net of income tax or GAAP net income (loss).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METLIFE, INC.
By:	/s/ Gwenn L. Carr
	Name:	Gwenn L. Carr
	Title:	Executive Vice President

Date: April 13, 2010